Exhibit 99.1
For Immediate Release
Energy West Announces Earnings for the First Quarter ended September 30, 2006
GREAT FALLS, Mont., November 14, 2006/PRNewswire-First Call/—ENERGY WEST, INCORPORATED (NASDAQ EWST — News), a natural gas, propane, and energy marketing company serving the Rocky Mountain states, today filed its Form 10-Q for the first quarter ended September 30, 2006. The Company reported a consolidated net loss for the quarter of $194,508, or $.07 per share, which is an improvement of 69% when compared to the net loss of $621,573, or $.21 per share, for the first quarter ended September 30, 2005.
David Cerotzke, the Company’s President and Chief Executive Officer, commented, “The Company is growing by concentrating on what we do best – focusing on opportunities that are directly related to our core business – utility service, pipelines, and natural gas production. During the first quarter of fiscal 2007, we had strong performances from our natural gas utilities and from our marketing and production subsidiary, Energy West Resources. These are indications that our operating business model is on track and will help Energy West improve earnings. Our strengthened balance sheet reduces our term debt and interest expenses while providing for increased dividends to our shareholders. Recently we announced the sale of our propane assets located in Arizona. The sale price represents a substantial premium that will not only increase earnings for fiscal 2007, but also will allow us to further pay down debt and explore growth opportunities with internally generated funds. Our core businesses provide the best path to the growth in earnings and dividends that our shareholders expect.”
Safe Harbor Regarding Forward-Looking Statements: Energy West is including the following cautionary statement in this release to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, Energy West. Forward-looking statements are all statements other than statements of historical fact, including without limitation those that are identified by the use of the words “anticipates,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “believes” and similar expressions. Specific forward-looking statements contained in this press release include the Company’s belief that its financial strength is continuing to improve, and that the Company will be able to sustain or increase earnings and continue to pay dividends into the future. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Factors that may affect forward-looking statements and the Company’s business generally include but are not limited to changes in the utility regulatory environment, wholesale and retail competition, weather conditions, litigation risks, risks associated with contracts accounted for as derivatives, the risk factors and cautionary statements made in the Company’s Form 10-K for the year ended June 30, 2006 and other public filings with the Securities and Exchange Commission, and other factors that the Company currently is unable to identify or quantify but that may exist in the future, many of which are beyond the Company’s control. Energy West expressly undertakes no obligation to update or revise any forward-looking statement contained herein to reflect any change in Energy West’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
     For additional information or clarification, please contact: Wade Brooksby, Financial Communications, 1-406-791-7520, of Energy West, Incorporated.
     Our toll-free number is 1-800-570-5688. Our web address is www.energywest.com. Our address is P.O. Box 2229, Great Falls, MT 59403-2229.